Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 2nd Quarter 2025

July 22, 2025 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Gregory Peters	Raymond James & Associates
Matt Carletti	Citizens JMP Securities, LLC
Meyer Shields	Keefe, Bruyette & Woods
Andrew Anderson	Jefferies
Casey Alexander	Compass Point

RLI CORP.

Moderator: Aaron Diefenthaler

July 22, 2025

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Second Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Good morning all, we hope everyone is having a great summer.  We appreciate you joining us to review RLI’s results for the second quarter and first half of 2025. We have the usual participation for today’s call: Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; and Todd Bryant, Chief Financial Officer. In typical form, our agenda will begin with Craig offering some overall remarks.  Todd will outline the financial results.  And Jen will present color on market conditions and our product portfolio.  We will then have the operator open the line up for questions and Craig will close with some final thoughts. Craig?

Craig Kliethermes: Thank you, Aaron and good morning everyone. We appreciate your participation on today’s call and look forward to addressing your questions after Todd and Jen walk through our results. We are very pleased with our 2nd quarter results, which include an 84.5 combined ratio, and underwriting profitability across all segments. While top line growth was flat, reflecting significant softening in the Commercial Property market, we continue to see healthy underlying growth across most of our diversified, niche product portfolio. Year-to-date, book value per share has grown 16%, inclusive of dividends, on an 82 combined ratio and double-digit growth in net investment income.

At RLI, we take a long-term view, with a focus on discipline, continuous improvement and sustainability. We concentrate on what we can control, and adjust our strategy as market conditions evolve. For example, in wheels-based exposures – where legal system abuse is prevalent – we’re taking significant rate and being more selective. In property, we’re choosing not to compete where the risk/reward profile doesn’t make sense.

Strong companies are willing to address challenges head on, pulling back where needed, and leaning into the products where the risk/return is in balance. That’s how we operate, and how we are incentivized – prioritizing profitability and long-term value creation over short-term results.

Despite some select challenges, we still see attractive opportunities across most of our portfolio.  Our success is not measured by being the largest market, but by consistently delivering strong, profitable results to our shareholders and serving our customers with expertise and care through all market cycles. That is what we will continue to focus on, as we have for the last 60 years. With that I will turn it over to Todd who will provide some detail on our financial results. Todd?

Todd Bryant: Thanks, Craig.  Good morning, everyone.  Yesterday, we reported second quarter operating earnings of $0.84 per share, supported by solid underwriting performance and a 16% increase in investment income.  As a reminder, per share data reflects the two-for-one stock split that was due to shareholders at the end of 2024 and distributed in January.

Underwriting income benefited from continued growth in earned premium and positive results on the current accident year were bolstered by favorable development on prior year’s reserves across all three segments.  Our total combined ratio was 84.5, up from 81.5 last year, reflecting modest increases in the underlying loss and expense ratios, though both remain in-line with expectations.  Overall, top line was flat between periods. Our casualty and surety segments posted growth, while property declined, reflecting increased competition and rate pressure on catastrophe-exposed business.

On a GAAP basis, second quarter net earnings totaled $1.34 per share versus $0.89 in Q2 2024.  This comparison was heavily influenced by the relative price performance of equity securities between periods, as $44 million of unrealized equity gains this quarter outpaced the $4 million of unrealized gains for the same period last year.

Turning to segment performance, Property experienced a 10% decline in gross premiums, which was influenced by rate decreases in E&S Property. However, our Marine and Hawaii homeowners products continued to deliver growth.  Jen will provide additional detail on sub-segment market conditions shortly.  Contributing to Property’s bottom line was $10 million of favorable prior year’s reserve development, including $5 million in reductions related to Hurricane Helene, where losses continued to trend below initial estimates.  Storm losses and catastrophe events in the quarter totaled $12.5M, which was marginally below last year.  While the loss ratio improved slightly, the expense ratio increased 3 points driven by changes in our reinsurance and higher acquisition-related expenses. All in, Property continued its strong performance posting a 62 combined ratio in the quarter.

In Casualty, gross premiums advanced 7% and we posted a 96.5 combined ratio for Q2.  The segment benefited from $15.5 million of favorable prior years’ reserve development, partially offset by a higher underlying loss ratio and $1.5 million in Q2 catastrophe losses related to certain package policies.  Prior years’ reserve benefits were realized across multiple products, with notable contributions from general liability, excess liability, and personal umbrella.  We continue to closely monitor wheel’s-based exposures, an area we’ve discussed previously at length.  Reserving actions taken in the fourth quarter of 2024 appear to be sufficient and we continue to approach more challenged coverages with rate increases and underwriting actions to address the current loss environment.

Surety’s gross premium was up 7% over last year, with all sub-segments experiencing growth.  The combined ratio for the quarter was 87.9 and underwriting income benefited from $2.3 million of favorable reserve development. The expense ratio rose, reflecting higher acquisition costs and increased investments in technology and people.

Turning to investments, operating cashflow for Q2 totaled $175 million, up $33 million from last year, providing a solid foundation for continued portfolio activity.  April’s market volatility offered an opportunity to attractively add to our equity allocation while the balance of the quarter was again focused on high quality fixed income, where Treasuries and Corporate bonds governed most of the effort to add income.  Average purchase yields were 4.7% in the quarter which is 70 basis points above our book yield.  On a total return basis, the market’s welcome recovery in May and June resulted in a positive 2.9% return for the quarter, capping an excellent first half of the year. Beyond our traditional invested assets, our investee earnings totaled $2.5 million in the quarter. Incorporating comprehensive earnings of $1.55 per share and adjusting for dividends, book value per share increased 16% from year end 2024. All in, we are pleased with our second quarter and first half performance, and with that I’ll turn the call over to Jen.

Jen Klobnak: Thank you Todd.

Two of our three segments experienced solid growth in the quarter with a 7% increase in premiums for both Casualty and Surety.  This was offset by anticipated headwinds for E&S Property, where market conditions remain challenging.

As a reminder, we do not have top line goals at RLI. Our product leaders who are closest to the business determine when is the right time to grow, to take advantage of attractive market conditions, and when it is time to shrink because terms and conditions reduce the likelihood of producing an underwriting profit. We do not have a targeted mix of business between property, surety, and casualty. Again, the mix that we produce is based on the relative opportunities in each of those segments and has fluctuated materially over market cycles. In the most recent hard market, we grew our E&S Property group to take advantage of the attractive market conditions until it became a large part of our product portfolio as it was producing considerable returns. Now as conditions soften, our underwriters are emphasizing selection and discipline.

In total, the Property segment’s premium declined by 10% in the quarter influenced by wind rates which were down 13% compared to last year.  Competition has increased from MGAs and admitted carriers where abundant capacity has been less disciplined on rate and more importantly, terms and conditions.

Entering the hurricane season, our exposure is down 10% from year-end while rates on business we can write are still above our benchmark pricing and include acceptable terms and conditions. The earthquake market is also challenging as more small businesses in California decide to self-insure this peril. Submissions are down 7% while rates are down 9% in the quarter. Our brokers know we are a stable market, providing excellent service, who will pay what we owe when claims arise. We are well-positioned to support our insureds should there be events that hit our shores this year and we continue to resolve claims from prior events in a timely and dependable manner.

Our other product offerings within the Property segment continue to find profitable growth opportunities. Marine premium was up 2% in the quarter driven by Inland Marine while competition has increased in the ocean cargo space. Hawaii homeowners’ premium is up 35% this quarter as we continue to rollover business from markets that retracted after the Maui wildfires. Our team’s dedication to service is helping us win new business and we achieved a 16% rate increase in the quarter. Loss activity for these products has been as expected and they contributed nicely to our bottom line.

The Surety segment premium grew 7% in the quarter led by our commercial surety book. We renewed our reinsurance treaty effective April 1st and purchased more limit so we can offer additional support as our accounts’ bonding needs grow. Our contract surety premium moderated in the quarter after strong growth the last few years. We are continuously reviewing credit quality and supporting contractors to build projects that are appropriately sized for their capabilities. Several new bonding requirements, continuous marketing efforts, and easy-to-use digital tools are helping us win business in this segment. We’re looking for more growth in this high performing segment and are focused on enhancing our capabilities for our producers and principals. We are also improving processes for our underwriters, so they have more time to focus on underwriting and servicing our customers.

Casualty premium also grew by 7% in the quarter. Personal Umbrella led the way with 24% growth including a 9% rate increase. We have an approved rate filing with effective dates starting July 1 that will positively impact the second half of this year. New business policy counts in certain venues have slowed as we have increased required underlying limits and worked with our producers to diversify our business geographically. We are continuously learning from our data and refining our approach to the market.

Our E&S Casualty division, which writes primary and excess liability coverage, generated strong growth and underwriting profit in the quarter. The top line was up 13% as we stay in front of our producers and ask for business, resulting in an increase in submissions of over 20%. Although we’re seeing opportunities for growth throughout the country, we are competing against both standard and non-admitted markets who are leveraging their auto offering to win the liability business. We are a bit more cautious on auto coverages as this exposure requires specialized underwriting to be successful. Our primary and excess teams collaborate to offer our producers a comprehensive, service-oriented solution.

Speaking of auto exposure, rates in our Transportation division were up 12% in an environment that remains highly competitive. We have had a handful of accounts cancel and move mid-term for less premium and have lost accounts at renewal due to competition. We manage this business with the bottom line in mind, and have leaned into helping our insureds improve their safety practices through our in-house, experienced loss control team. We believe our focus on safety is a differentiator and attracts better risks.

With elevated severity in the auto industry, we use both rate increases and risk selection to target a profitable bottom line. For all auto coverages across our portfolio, we achieved 14% rate increases in the second quarter. We are sharing information across business units related to application questions, underwriting guidelines, and claim experience so our underwriters can learn from each other. We are being more selective on offering auto liability coverage in our package products.

Overall, we had a great underwriting result in the second quarter. We stuck to our business model of making decisions with our bottom line and long-term success in mind. We’re looking for underwriters who have a similar mindset and are always open to growing in new classes if we find the right talent. While the softening property market conditions create headwinds for our top line, we have planted seeds throughout our portfolio that will grow over time under the right conditions. We’ve added coverages or found adjacencies that help our producers solve our customers’ needs. We have a strong community that works together to support our customers and each other. We see opportunities to profitably grow in areas of our portfolio where it makes sense as we navigate more volatile market conditions.

And now I’ll turn the call over to the moderator to open it up for questions.

Operator: [Operator instructions]. And the first question comes from Gregory Peters at Raymond James.

Gregory Peters:  I want to go back to the comments on -- you talked about higher acquisition costs in property. Maybe you can just broaden that out. Just give us some color on what's going on, on the acquisition cost front both in property and in casualty. Are you seeing pressure on the casualty side considering where rates are? Or is that declining? Just give us a sense of how things are moving there.

Todd Bryant: I'll start a little bit, Greg. I think Jen will have some additional flavor there. There is some pressure on the commission side, I would say, in terms of -- in property and surety from that standpoint. You are seeing a little bit of a mix shift as well. That's probably more noticeable on the surety side. We're writing less energy and that came with a fairly low acquisition expense ratio.

I think also on Surety, we've talked about it, and Jen mentioned it as well in her openers, the investments in the technology, the digital experience, the customer relationship management, we've invested heavily in there. So you're seeing some in terms of people, in terms of technology and in terms -- some pressure on the commission side as well in both of those segments. And then more generally, if you look at our -- across all segments, our book value growth in the quarter was pretty high and some of those retirement and incentive plans have that growth in book value is a component. So that broadly would cross over all segments. Jen if there's additional flavor there.

Jen Klobnak:  Yes. The only thing I would add is we did, I'll say, buy a little more reinsurance in terms of filling out a little bit our co-participations on our cat treaty as well as the additional limit we brought in surety. And so that, on a net basis, that makes our expense ratio move a little bit more fast.

Gregory Peters: Got it. There's obviously, well, there's a lot of discussion in the marketplace about the softening of pricing in certain lines. And obviously, Casualty seems to be holding up well. Maybe you could give us some perspective on where the pricing pressure is coming. Is it more in the wholesale brokerage channel? Is it more of the retail channel? Just give us some perspective on how pricing is shaking out by distribution channel.

Jen Klobnak:  That's an interesting question. I would say -- I'm not sure if we can point to a distribution channel. We think about it more in our segments or in our products. I think generally, this has been a lot more competition in certain places. For example, in the E&S property space that we compete in, we've had about 20 new entrants in that space over the last 2 years. That's a combination of new MGAs or carriers that are reentering that space because they saw that the returns were so good. And so that has pressured those rates just with more mouth to feed there. On the Casualty side, sometimes its hard for us to really rate change, especially if you're trying to compare to other carriers because it depends on the coverage we provide. We tailor our coverage, for example, in our E&S casualty group to where we offer probably slimmer coverage, we actually charge maybe a little bit less cause we're offering less coverage. And when you look at our rate change, it's a bit unremarkable because we're starting from a position where we tend to make an underwriting profit. Other carriers over the last couple of years have disclosed adverse development in construction liability coverages and so they're probably needing to get more rate in that space.

So we look at it from a standpoint of rate adequacy. We balance the pressure to give back some rate with kind of risk selection components. So there are walkaway rates that we have in most of our lines of business that the actuaries help describe to the underwriters so that we understand where we're at from a profitability standpoint and where is that relative to where the market is at that point. So that's kind of an environment description of what we're dealing with. I don’t know if there are follow-up questions.

Gregory Peters:  I guess just related to that, I'm just trying to get the sense with rates going down in certain lines, there's always the profit-sharing component and contingent commission component. And I'm just wondering how that settles out with the downward rate pressure coming in the certain lines of business?

Jen Klobnak: Yes. If you look at our portfolio, we don't have many lines that actually have rate decreases going on. We have a very small book of work comp that covers our architects and engineers. And so that obviously has had rate pressure over the last few years. In our D&O portfolio, our rate for this quarter was actually minus 2%, so it's coming back towards flat. And so the only other piece of the portfolio to speak of in terms of rate decreases in the E&S property component, which I've already spoken on.

Operator: Our next question comes from Matt Carletti from Citizen’s.

Matt Carletti:  Apologies for following up with another kind of softball, marshmallow market condition question. I think we got the color on property. I was hoping, Jen or Craig, you could maybe dig in a little more on Casualty. And specifically, as you look at, let's say, some of the bigger pockets there, so transportation and general casualty and things like that, for lack on a better question, kind of what inning do you think you're in? Like what -- how do you do loss cost trends? Do you foresee kind of the need for continued sizable rate in a lot of those lines to kind of keep up with loss cost trend or maybe even get back to kind of acceptable returns in certain areas? Or do you feel maybe we're a little closer like a little closer like property has gotten to where you could see the peak in site.

Craig Kliethermes:  So Matt, I'll start maybe on the transportation front. I think you asked about loss cost trends. I mean we still see fairly significant double-digit inflation on commercial vehicles. We're in the trucking space, the public auto space, the -- well, I'd say, bus space more than -- we're not in taxis or anything like that and then some specialty commercial auto stuff. I could tell you our underwriters are assuming double-digit loss cost inflation. So that's why, I mean, I think Jen reported I don't remember 12% or 13% or 14% rate increase for the quarter. But we continue -- that's really the underwriters are driven by getting those increases now we are running -- still running into competition there. And I know the previous question was about MGAs, I think, a little bit. We're still seeing a lot of MGA competition on the transportation front, the commercial auto front, which is shocking given we think that's like the ground zero for some of this legal system abuse. But sometimes, people have to feel the pain before they learn a lesson. So our underwriters are willing to walk back from the business if they're not getting the increase they need, they're also trying to provide loss control services to keep the cost down for them. And then I'd say at the end of the day, some it's about selection, right? We think we have some of the best underwriters in the business that are narrow and deep in a given space. They know which accounts they can still maybe only get a moderate rate increase on but still be able to be profitable, whereas there are some mainly 30%, 40% rate increases to be profitable. And in those cases, we're probably not going to be the one that writes that account. And I don't know, Jen, do you want to comment about any of the other.

Jen Klobnak:  I mean the only thing I would add is the biggest pressures on those largest accounts. Other companies or MGAs are looking for premium and so any account that's north of $1 million in premium is really targeted. And we have lost a few of those. And so our book shrunk a bit, but it's really made up of more smaller accounts than as opposed to some of those bigger accounts that we used to have. So there has been a shift in our mix. But having said that, again, our underwriters are focused on rate and risk selection. And both of those are making an impact to make sure that we're staying ahead of trends in the industry.

Operator: Next question comes from Meyer Shields from KBW.

Meyer Shields: Great. I think it might have been Jen that touched a little bit on mix shift within surety. I was hoping if you could dig a little bit deeper. I'm just trying to understand the change in the accident year loss ratio or actually your combined ratio compared to the first quarter because it doesn't look like it was from the expense side?

Jen Klobnak:  Well, I'll tell you, last year, I think it was in the first quarter, we did recognize a large commercial Surety loss so that affected the loss ratio as well as we had some reinstatement premium, which would have affected the expense ratio in the first quarter when you compare 6 months to 6 months, that doesn't stand out quite as much. But I think Surety in terms of the loss ratio and expense ratio, part of it is the additional reinsurance layer that we purchased as of April 1. And so there's a little more cost with that top layer of reinsurance.

In terms of the mix, contract surety had grown quite a bit the last couple of years both from our own investment in people and marketing and providing good service but also inflation that kind of ran at a higher level the last few years. But commercial has kept up to some extent to, we've also invested in people in that space and worked closely with our producers to make sure that we're getting to see business.

We also have a nice portfolio of transactional business where we've ramped up some of the capabilities available to our producers, so they can transact that business online very easily. So the combination of all those things, I would say, has grown our portfolio, I don't actually think the mix within there has changed that much with the exception of retracting a bit on the oil and gas component and really shifting more towards solar farm implementations and things of that nature that come in a different cost structure.

Todd Bryant:  The other thing on the loss side is we did have quite a bit larger favorable development in the first quarter on surety than in the second quarter. Both were favorable, but first quarter was up quite a bit. You see that in the loss ratio. The expense ratio, I think Jen noted several things there. It's not significantly different if I look at the commission side, premium tax and the other policy acquisition than what it was in the first quarter, a bit higher but those investments continue on that technology side. That ease of doing business is very important and investing in new relationships, I think that was mentioned. So those things are all things that we're continuing to invest in and willing to trade a bit that higher expense ratio for that very low loss ratio.

Meyer Shields:  Okay. That is very helpful. I appreciate that. Second question, we've had, I guess, a couple of states with some tort reform go through and I'm wondering whether at this point, I know it's early, that's why I'm asking the question. Is it possible to see any benefits from that in terms of actual loss margins?

Craig Kliethermes: Meyer, this is Craig. I mean I think -- and Jen can jump in here, too. I mean, Georgia is certainly too early. Louisiana, too early. Although it does change a bit your mindset of your underwriters. I think there's a greater willingness to maybe lean into those markets, whereas before they were much more cautious. I think on the Florida side, I think certainly, anecdotally, I have heard from some of our claim people that we've been able to benefit from some of the tort reform that was done down there, which increases the confidence of your underwriting team, obviously, and allows them to have a greater desire to write business down there. So obviously, there's constant pressure on the other side, trying to peel back some of that tort reform, which we hope people are patient because I think it's already resulting in reduced rates certainly in property in Florida, some of it's being driven by that and then also some on casualty  it’s also, but it's taking a little pressure off the rate need. So we'd like more states to do it. I don't know that you're going to see it. I know there's a lot of push around third-party litigation financing, at least to get more disclosure across many different states. I don't know where we are in regards to that being passed. But we think that's pretty important for the industry. So at least we know what we're dealing with, who's on the other side of the table when we're trying to negotiate whether it's actually an injured party or in some sovereign wealth fund that's investing in our tort system, which obviously we don't think is a good thing for the industry just drives costs up over the long term and the consumer ends up paying for that. So not a good thing.

So Jen, do you want to join in there? To add anything? All good?

Jen Klobnak: I think you covered it.

Craig Kliethermes: Okay. But the APCIA is very active in terms of trying to lobby on behalf of the insurance industry and do good for the long term for the consumer cost to the consumer.

Operator: [Operator Instructions] The next question from Andrew Anderson from Jefferies.

Andrew Andersen:   I think you've previously talked about construction, touching about 1/3 of your business. Could you maybe just talk about what you're seeing in that market as it seems to be maybe slowing, but the surety premium is still pretty good and as is the casualty side. So just maybe some color on what you're seeing in construction and how that may impact the segments.

Jen Klobnak:  Sure thing. So it seemed like probably last quarter, there was a bit of a pause as various legislative priorities were taking place at the federal level, there's kind of a pause with uncertainty. I would say in the second quarter, things have calmed down a bit. And so in our construction work, we participate in a lot of different ways. We have units that are focused on public construction, that's more of our surety division. And then we also have units focused on private construction. That's more of our E&S and our package products. We've got people who focus on general contractors, where people who focus on subcontractors people focus on the contracted equipment or builders risk.

So we look at it from a lot of different angles. And I would say, generally speaking, the industry appears to be pretty healthy in most regions. I think part of it is that the construction industry is healthy. And then part of our success is that we have emphasized in all of our business units to physically get out and meet with our producers on a regular basis and continue to ask for business. So that has impacted our submissions in most of our lines of business, our submissions in that space are up double digits. And so you need to take a look at it in order to write it and that's been a very positive trend for us. So we're not seeing anything that creates any caution around the growth in that industry. We think it's pretty healthy at this point in time.

Andrew Andersen:  And then just within casualty, I think if we take the $1.5 million of cat loss, it kind of gets to a flat ex-cat, ex-PYD loss ratio quarter-over-quarter. I guess, one, is that a good way of thinking about it for maybe the balance of the year because it seems that rate is maybe slowing and I would imagine you're still holding a pretty high conservative loss trend assumption?

Todd Bryant:  Yes. We have -- I think if you look, Andrew, we have tended to be cautious on how we book reserves. I don't think that is something I would expect to change. I think it's been mentioned that we're getting rate, what we believe in excess of loss trend, but we're going to continue to be cautious there, particularly on the wheels-based exposure. That will continue.

Operator: [Operator Instructions] There are no further questions; I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes:  Thank you all for your interest in our company and for your questions today.

At RLI we have a strong, healthy balance sheet with very diversified product and investment portfolios.   This offers security to our customers, flexibility and opportunity to our product managers, and consistent profitability to our shareholders.

We do things differently here – and intentionally so.   We will continue to make decisions that are in the long-term best interests of our customers and our shareholders that allow us agility to respond in challenging and opportunistic markets. Being different is what we are known for, and being different has delivered again to all our key stakeholders. Thank you to all our employee-owners for their hard work delivering the difference that works. Thank you and we’ll talk to you next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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